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                                                                    EXHIBIT 99.1


(AMERICAN HOMEPATIENT LOGO)                                         NEWS RELEASE
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Contact:   Joseph F. Furlong          or               Stephen L. Clanton
           President and CEO                           Executive VP & CFO
           (615) 221-8884                              (615) 221-8884
                                                       PRIMARY CONTACT

      FOR IMMEDIATE RELEASE


           AMERICAN HOMEPATIENT PROVIDES ESTIMATED IMPACT OF RECENTLY
                 ISSUED 2005 OXYGEN REIMBURSEMENT FEE SCHEDULE
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BRENTWOOD, Tenn. (April 5, 2005) - American HomePatient, Inc. (OTCBB: AHOM) has
completed an assessment of the estimated adverse revenue impact of the reimbursement reductions associated with the recently announced oxygen reimbursement fee schedule for 2005.

On March 30, 2005, the 2005 fee schedule for home oxygen was released by the Centers for Medicare and Medicaid Services. The revised fee schedule amounts will be implemented no later than April 8, 2005. Claims received after the implementation date will be paid at the 2005 rates, and claims received prior to the implementation date that were paid using the 2004 rates will not be adjusted retroactively. Had the reimbursement reductions associated with the new fee schedule been in effect for the same time period in 2004 as they will be for 2005, the Company estimates that revenue for 2004 would have been reduced by approximately $6.2 million. Management is working to reduce the impact of these and other recent reimbursement reductions, including initiatives to grow revenues, improve productivity, and reduce costs. For additional information regarding reimbursement reductions and the Company's response, please see the Company's 2004 Annual Report on Form 10-K recently filed with the United States Securities and Exchange Commission.

American HomePatient, Inc. is one of the nation's largest home health care providers with 276 centers in 35 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.'s common stock is currently traded in the over-the-counter market



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or, on application by broker-dealers, in the NASD's Electronic Bulletin Board under the symbol AHOM or AHOM.OB.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding current and future reimbursement rates, as well as reimbursement reductions and the Company's ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.